Exhibit 99.1
LIBERTY INTERACTIVE CORPORATION TO HOLD ANNUAL MEETING OF SHAREHOLDERS

Englewood, Colo, July 25th - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) will be holding its Annual Meeting of Shareholders on Wednesday, August 8th, 2012 10:00 a.m. Mountain Time at 8900 Liberty Circle, Englewood, CO 80112. At the meeting, Liberty Interactive may make observations regarding the company's financial performance.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Liberty Interactive Corporation
Liberty Interactive (Nasdaq: LINTA, LINTB) owns interests in a broad range of digital commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, and Expedia.

Additional Information
Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the proposed Liberty Ventures tracking stock or Liberty Interactive's existing common stock. The offer and sale of shares of the proposed tracking stock will only be made pursuant to Liberty Interactive's effective registration statement. Liberty Interactive stockholders and other investors are urged to read the Form S-4 registration statement filed with the SEC, including the proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty Interactive's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875- 5408.

Participants in a Solicitation
The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty Interactive and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the proxy statement/prospectus, which forms a part of the Form S-4 registration statement, filed with the SEC.

Contact:
Courtnee Ulrich
720-875-5420